Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT originally entered into on the 14th day of July, 1994, and amended on February 13, 2003, and as amended further on February 15, 2007, by and between Mayflower Co-operative Bank (the “Bank”) and Edward M. Pratt (the “Employee”), is amended and restated in its entirety as of December 31, 2008.

WHEREAS, the Employee has heretofore been employed by the Bank as President and Chief Executive Officer and is experienced in all phases of the business of the Bank; and

WHEREAS, the parties desire by this writing to set forth the continuing employment relationship of the Bank and the Employee; and

WHEREAS, Mayflower Bancorp, Inc., the holding company of the Bank (the “Company”), will serve as guarantor under this Agreement, as the same my be amended by the Bank from time to time or extended pursuant to Section 5; and

WHEREAS, the parties desire to amend and restate this Agreement to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, it is AGREED as follows:

1. Employment. The Employee is employed as the President and Chief Executive Officer of the Bank. The Employee shall render such administrative and management services for the Bank as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank. The Employee’s other duties shall be such as the Board of Directors of the Bank (“Board”) may from time to time reasonably direct, including normal duties as an officer of the Bank.

2. Base Compensation. The Bank agrees to pay the Employee during the term of this Agreement a salary at the rate of $210,000 (as of July 17, 2006) per annum, payable in cash not less frequently than monthly. The Board shall review, not less often than annually, the rate of the Employee’s salary, and in its sole discretion may decide to increase his salary.

3. Discretionary Bonuses. The Employee shall participate in an equitable manner with all other senior management employees of the Bank in discretionary bonuses that the Board may award from time to time to the Bank’s senior management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such discretionary bonuses.

4. (a) Participation in Retirement, Medical and Other Plans. The Employee shall participate in any plan that the Bank maintains for the benefit of its employees if the plan relates to (i) pension, profit-sharing, or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.

(b) Employee Benefits; Expenses. The Employee shall participate in any fringe benefits which are or may become available to the Bank’s senior management employees, including for example: any stock option or incentive compensation plans, club memberships, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. The Employee shall be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Bank.

5. Term. The Bank hereby employs the Employee, and the Employee hereby accepts such employment under this Agreement, for the period commencing on July 14, 1994 and ending 36 months thereafter on July 14, 1997 (or such earlier date as is determined in accordance with Section 9); provided that notwithstanding any determination by the Bank not to extend the term of this Agreement, said term shall not expire prior to the expiration of thirty-six (36) months after a Change in Control (as defined in Section 11) shall have occurred. Additionally, on each annual anniversary date from the Effective Date, the Employee’s term of employment shall be extended for an additional one-year period beyond the then effective expiration date provided the Board determines in a duly adopted resolution that the performance of the Employee has met the Board’s requirements and standards, and that this Agreement shall be extended.

6. Loyalty; Noncompetition.

(a) During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, Employee may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, or unfavorably affect the performance of Employee’s duties pursuant to this Agreement, or will not violate any applicable statute or regulation. “Full business time” is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank, or be gainfully employed in any other position or job other than as provided above.

(b) Nothing contained in this Section 6 shall be deemed to prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Bank, or, solely as a passive or minority investor, in any business.

7. Standards. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Bank will provide Employee with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

8. Vacation and Sick Leave. At such reasonable times as the Board shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

(a) The Employee shall be entitled to an annual vacation in accordance with the policies that the Board periodically establishes for senior management employees of the Bank.

(b) The Employee shall not receive any additional compensation from the Bank on account of his failure to take a vacation or sick leave, and the Employee shall not accumulate unused vacation or sick leave from one fiscal year to the next, except in either case to the extent authorized by the Board.

(c) In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine. Further, the Board may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as such Board in its discretion may determine.

(d) In addition, the Employee shall be entitled to an annual sick leave benefit as established by the Board.

9. Termination and Termination Pay. Subject to Section 11 hereof, the Employee’s employment hereunder may be terminated under the following circumstances:

(a) Death. The Employee’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event the Employee’s estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which his death occurred.

(b) Disability. The Bank may terminate the Employee’s employment after having established the Employee’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties under this Agreement and which results in the Employee becoming eligible for long-term disability benefits under the Bank’s long-term disability plan (or, if the Bank has no such plan in effect, which impairs the Employee’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Employee shall be entitled to the compensation and benefits provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of the Employee’s Disability during which the Employee is unable to work due to the physical or mental infirmity, or (ii) any period of Disability which is prior to the the Employee’s termination of employment pursuant to this Section 9(b).

(c) Just Cause. The Board may, by written notice to the Employee, immediately terminate his employment at any time, for Just Cause. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for “Just Cause” shall mean termination because of, in the good faith determination of the Board, the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. No act, or failure to act, on the Employee’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank. Notwithstanding the foregoing, (i) the Employee shall not be deemed to have been terminated for Just Cause unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct set forth above in the third sentence of this Subsection (c) and specifying the particulars thereof in detail.

(d) Without Just Cause. Subject to Section 11 hereof, the Board may, by written notice to the Employee, immediately terminate his employment at any time for a reason other than Just Cause, in which event the Employee shall be entitled to receive the following compensation and benefits: (i) the salary provided pursuant to Section 2 hereof, up to the date of termination of the term (including any renewal term) of this Agreement (the “Expiration Date”), plus said salary for an additional 12-month period, but in no event in excess of three years’ salary and (ii) the cost to the Employee of obtaining all health, life, disability and other benefits which the Employee would have been eligible to participate in through the Expiration Date based upon the benefit levels substantially equal to those that the Bank provided for the Employee at the date of termination of employment. Said sum shall be paid in one lump sum within ten (10) days of such termination.

(e) Termination or Suspension Under Federal Law. (1) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

(2) If the Bank is in default (as defined in Section 3(x)(l) of FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the parties.

(3) All obligations under this Agreement shall terminate, except to the extent that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Commissioner of Banks of the Commonwealth of Massachusetts (the “Commissioner”) or his or her designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the Commissioner, or his or her designee, at the time that the Commissioner, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Commissioner to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the parties.

(4) If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. §1818(e)(3) or (g)(l)) suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(f) Voluntary Termination by Employee. Subject to Section 11 hereof, the Employee may voluntarily terminate employment with the Bank during the term of this Agreement, upon at least 60 days’ prior written notice to the Board of Directors, in which case the Employee shall receive only his compensation, vested rights and employee benefits up to the date of his termination.

10. No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

11. Change in Control.

(a) Notwithstanding any provision herein to the contrary, if the Employee’s employment under this Agreement is terminated by the Bank, without the Employee’s prior written consent and for a reason other than Just Cause, in connection with or within twelve (12) months after any change in control of the Bank, the Employee shall be paid an amount equal to the difference between (i) the product of 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Code and regulations promulgated thereunder, and (ii) the sum of any other parachute payments (as defined under Section 280G(b)(2) of the Code) that the Employee receives on account of the change in control. Said sum shall be paid in one lump sum within ten (10) days of such termination.

The term “change in control” shall mean the first to occur of any of the following:

1. Merger: The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

2. Acquisition of Significant Share Ownership: There is filed or required to be filed a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange act of 1934, if the schedule disclosed that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (2) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or ore of its outstanding voting securities.

3. Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reasons to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (3), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

4. Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Section 11 to the contrary, a “Change in Control” for purposes of this Agreement shall not include any corporate restructuring transaction by the Bank, including, but not limited to, reorganization into a holding company structure, provided that the Board of Directors of the Bank immediately preceding such transaction constitutes at least a majority of the Board of Directors of the Bank after such transaction.

(b) Notwithstanding any other provision of this Agreement to the contrary, the Employee may voluntarily terminate his employment under this Agreement within twelve (12) months following a change in control of the Bank, and the Employee shall thereupon be entitled to receive the payment described in Section 11(a) of this Agreement, upon the occurrence of an event constituting Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Employee’s consent:

(1) The assignment to the Employee of duties that constitute a material diminution of his authority, duties, or responsibilities (including reporting requirements);

(2) A material diminution in the Employee’s Base Salary;

(3) Relocation of the Employee to a location outside a radius of 35 miles of the Bank’s Middleboro, Massachusetts office;

(4) Any other action or inaction by the Bank that constitutes a material breach of this Agreement; or

(5) A failure to elect or re-elect the Employee to the Board of Directors of the Bank, if the Employee is serving on the Board of Directors of the Bank at the time of the change in control;

provided, that within ninety (90) days after the initial existence of such event, the Bank shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by the Employee. The Employee’s resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date on which the event the Employee claims constitutes Good Reason occurred.

(c) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and any regulations promulgated thereunder.

(d) Notwithstanding any other provision of this Agreement to the contrary, the Employee may voluntarily terminate his employment for any reason within the 30-day period beginning on the date of a change in control as defined in Section 11(a) of this Agreement, and the Employee shall thereupon be entitled to receive the payment described in Section 11(a) of this Agreement.

(e) In the event that any dispute arises between the Employee and the Bank as to the terms or interpretation of this Agreement, including this Section 11, whether instituted by formal legal proceedings or otherwise, including any action that the Employee takes to enforce the terms of this Section 11 or to defend against any action taken by the Bank, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Employee shall obtain a final judgment by a court of competent jurisdiction in favor of the Employee. Such reimbursement shall be paid within ten (10) days of Employee’s furnishing to the Bank written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Employee.

12. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

(b) Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

13. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

14. Applicable Law. Except to the extent preempted by Federal law, the laws of the Commonwealth of Massachusetts shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

17. Source of Payments. All payments provided for under this Agreement shall be timely paid from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to the Employee and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed so as to result in the duplication of any payment or benefit.

18. Section 409A of the Code.

(a) Except with respect to Sections 11(b)(5) and 11(d) of this Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on the Employee under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with (b) below. In no event shall the Employee, directly or indirectly, designate the calendar year of payment.

(b) If when separation from service occurs the Employee is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 9(d) or 11(a) would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), including payments pursuant to Sections 11(b)(5) and 11(d), the Bank will make the severance payment under Section 9(d) or 11(a) to the Employee in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which the Employee separates from service.

(c) If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 9(d) it is not possible to continue coverage for the Employee and his dependents, or (y) when a separation from service occurs the Employee is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 9(d) would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank shall pay to the Employee in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had the Employee’s employment not terminated, assuming continued coverage through the Expiration Date. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 18(b) applies, on the first payroll date that occurs after the date that is six (6) months after the date on which the Employee separates from service.

(d) References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

WITNESS:	Mayflower Co-Operative Bank

/s/ Jean M. Michael	By	/s/ E. Bradford Buttner
Secretary		On Behalf of the Board of Directors

ATTEST:	Mayflower Bancorp, Inc.

/s/ Maria Vafiades	By	/s/ E, Bradford Buttner
Corporate Secretary		On Behalf of the Board of Directors

WITNESS:
	By	/s/ Edward M. Pratt
/s/ Jean M. Michael		Edward M. Pratt
President and Chief Executive Officer